              LONGDAN HOLDING INCORPORATION

           CODE Of BUSINESS CONDUCT AND ETHICS

       (Adopted By The Board Of Directors On November 09, 2007)

     The Board of Directors under section 406 of the Sarbanes Oxley Act of 2002 and the rules of the Securities and Exchange Commission promulgates thereunder this Code of Ethics. To the extent this Code requires higher standards than those required by commercial practice or applicable laws, rules or regulations, the Board of Directors adheres to these higher standards. This Code of Ethics applies to all employees of Longdan Holding INC, and its subsidiaries, and/or affiliated entities (collectively, the “Company’), whether such person works for the Company on a full-time, part-time, or temporary, consultative basis. The provisions of this Code of Ethics, set forth therein relating to ethical conduct, conflicts of interest and compliance with law, bind the President and all Senior Officers, including the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions of the Company. Those who violate rules in this Code will be subject to disciplinary action, up to the possibility of appropriate termination of employment.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

     Our officers will conduct our business in accordance with all applicable laws and regulations of the cities, states and countries in which we have business operated. It is an absolutely essential condition to perform our functions.

     Especially, as a company serves in the pharmaceutical industry, the Company's drug development and manufacturing, distributing activities are subject to the requirements of the Chinese Food and Drug Administration (Chinese FDA). While there are many aspects of Chinese FDA regulation to consider, the Company's compliance with regulations and standards regarding new Chinese medicines and generic drugs practice, and current Good Manufacturing Practices, Good Sale Practices, and package, storage, shipping practices are critically important to the health and safety of patients who use our products, as well as our reputation and our relationships with customers and collaborative partners. Therefore, involved employees should understand the rules, policies and procedures the Company follows to ensure compliance with applicable Chinese FDA laws and regulations and related clinical, manufacturing and distribution standards.

INSIDER TRADING

     All officers, directors, or employees who have access to confidential and material information are not permitted to use that information, directly or indirectly through their family members or others, for purchasing or selling the Company stock.  All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit, or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal.

ANTITRUST AND FAIR COMPETITIONS

     All officers should comply with the antitrust and unfair competition laws of the China, US and other countries in which we do business. We never make agreements with our competitors that harm customers. We never make complicated agreements that unreasonably limit the freedom of a customer. We seek to outperform our competition fairly and honestly. Stealing proprietary information, possessing contract secret information that was obtained without the owner's consent, or inducing such disclosures by recent or current employees of other companies is strongly prohibited.

AVOID CONFLICTS OF INTEREST

     Our officers and directors have the fiducially duty for their shareholders. They should definitely offer their complete loyalty to the Company, and prevent any action that may have a "conflict of interest" with the Company. A conflict situation can inevitably arise when an employee, officer or director takes actions or has particular interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or an associate of his or her family, receives cash, or improper personal valuable gifts, or benefits from the customers or competitors. Our officers, directors and employees are not allowed to work for a competitor as a consultant or board member, or to work for a competitor's project regardless of its size and significance. Our officers, directors and employees are not allowed to own any portion of the business of our competitor. Our officers, directors and employees are not allowed to disclose any of our customer confidential information to our competitors or others except to clearly get the authorization of the Company and Customers or required by the legislations.

TIMELY AND ACCURATELY FILING ALL PUBLIC REPORTS

     As a company planning going public or being public listed in the future, the Company must be fair and accurate in all reports filed with the Securities and Exchange Commission.  Officers and the Board of Directors of the Company are responsible for ensuring that all reports required by the Security Laws and regulations, including not limited to 10K and 10Q, are filed in a timely manner and that they present accurately the financial condition and operating results of the Company.

RECORD-KEEPING

     Our officers, directors and employees must regularly maintain accurate and complete Company records. Transactions between the Company and outsides, either individuals or organizations, must be promptly and accurately entered in our books in accordance with generally accepted accounting practices and principles. You must execute and record transactions in accordance with all internal control procedures implemented by Company management. Furthermore, all of your expense reimbursements must accurately reflect the true nature and amount of the expenses.

     Our officers shall keep minutes of all meetings of its shareholders and Board of Directors, a record of all actions taken by the shareholders or Board of Directors without a meeting, and a record of all actions taken by a committee of the Board of Directors on behalf of the Company for (3) three years.

FCPA COMPLIANCE

     The U.S. Foreign Corrupt Practices Act (“FCPA”) prohibits any entity to give something of intrinsic value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is our company’s policy to strictly prohibit making illegal payments to officials of any country.

CREATE FRIENDLY COMPANY ENVIRONMENT AND RELATION

     We are decisively committed to providing a drug-free, secure and healthy work environment. Our officers, directors and employees deserve respected, appreciated and satisfied. No one in our company is officially allowed to discriminate another, who is either inside or outside of our company, because of race, color, religion, gender, age, disability and veteran or marital status. In any communication that is either inside or with consultants or customers, we should avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of people and companies that can be misunderstood. Providing an environment that supports respect, trust, responsibility and integrity will help us to achieve excellence in our company's relation either inside or outside.

GIFTS AND ENTERTAINMENT

The Company allows giving or receiving the appropriate business gifts and entertainment. For example: the employee(s) may offer or accept gifts of nominal value ordinarily used for sales promotion (for example, calendars, appointment books, pens, etc.), and the employee(s) may offer or accept the ordinary "business lunches" or reasonable entertainment if these actions are reasonable in cost and frequency, and consistent with local social and business customs. However, the employee(s) is not allow to compromise, or appear to compromise in making his own objective and fair business decisions because of his receiving the gifts and entertainment, and the employee(s) is not allow to compromise his customers by giving gifts or entertainment.

The Company’s business conduct is founded on the principle of “fair transaction.” Therefore, no employee allows receiving kickbacks, bribing others, or secretly receiving commissions or any other personal benefits in the business transaction process.

PROTECTION OF COMPANY ASSETS

     Any employee may only use Company property for legitimate business purposes, and should exercise reasonable care to prevent theft, damage or misuse of Company property.

     Any employee cannot use corporate property, funds, information, and discovery, or position for personal gain, or to compete with the company.

     Any employee, who has entered into a non-disclosure or confidentiality agreement detailing your obligations regarding the Company's confidential information, must adhere to this agreement.

AUDIT COMMITTEE

     The Company's Audit Committee shall be authorized to enforce this Code of Ethics.  The Member of Audit Committee will report any violation when confirmed to the President within ten business days. The Audit Committee will report to the Shareholder Meeting, or the Board of Directors at least once each year regarding the general effectiveness of the Company's Code of Ethics, the Company's controls and reporting procedures and the Company's business conduct.

DISCIPLINARY ACTION

     The Board of Directors will review the report of Audit Committee periodically, and make appropriate discipline action. Those who violate rules in this Code will be subject to disciplinary action, up to the possibility of appropriate termination of employment.